                                                                    Exhibit 99.2


FOCUS

on our core businesses:
paper
paper: Our business mission is to create value for customers by providing superior solutions every minute of every day--around the world.

packaging
packaging: From technologically advanced graphics and design services to high-performance packages, our people are dedicated to providing innovative packaging products and solutions to thousands of customers around the globe.

forest products
forest products: We are absolutely committed to and passionate about our sustainable forestry practices and providing our customers with superior building products and the world-class service they expect.

Focus on Our Core Businesses
I believe this past year at International Paper can best be characterized by our FOCUS. We focused on our three core businesses--Paper, Packaging and Forest Products--and we made a series of acquisitions, most notably Champion International and Shorewood Packaging, which further defined and strengthened those core businesses. We also made some hard decisions, choosing to divest a number of businesses which did not fit that focus and rationalizing and realigning our manufacturing capacity by shutting down several facilities. I am convinced the decisions we have made, and continue to make, are resulting in a stronger, more customer-focused and more profitable International Paper.
The number one goal at International Paper is to improve our profitability. We remain dedicated to improving shareowner value at a rate faster than our competition. And we will win going forward because of our talented team of employees. In my view, our employees are the most engaged, the most focused--in short, the best employees in our industry.
As we continue to focus on our three core businesses, and our success drivers--People, Customers and Operational Excellence--we will achieve results that distinguish us from our competitors. And in so doing, we will become the world's best paper and forest products company.
John T. Dillon
Chairman and Chief Executive Officer
March 1, 2001

2000 Sales by Segment
Papers 27%
Packaging 26%
Distribution 24%
Carter Holt Harvey 6%
Forest Products 12%
Chemicals and Petroleum 5%

2000 Operating Profit by Segment
Papers 35%
Packaging 29%
Distribution 4%
Chemicals and Petroleum 6%
Corporate 1%
Carter Holt Harvey 3%
Forest Products 22%

2000 Geographic Sales
United States 78%
Europe 12%
Pacific Rim 7%
Other 3%

paper
We are one of the world's leading manufacturers of uncoated and coated papers. Our paper business produces uncoated and coated papers in the U.S., Brazil and Europe. We serve customers in more than 100 countries with high-quality products.
Our uncoated paper products include papers used in photocopiers, desktop, laser and digital imaging printers, as well as in advertising and promotional materials such as brochures, greeting cards, books, annual reports, and direct mail publications. We also provide paper for envelopes, tablets, forms, security papers and file folders.

Our fine papers are used in high- quality text, cover, business correspondence and artist papers. Market pulp customers around the world rely on us for paper, fluff and chemical cellulose pulps.
IP's coated papers serve the catalog, magazine, commercial printing and direct mail markets. We also manufacture papers used to produce inserts, brochures and annual reports. Some of the customers served include TIME, Inc., National Geographic, Conde Nast, Forbes, Lands' End, and Talbots.
With $6.9 billion in annual sales, xpedx is a customer-driven distributor of printing papers, packaging, facility and graphic imaging supplies and equipment. Through a consultative selling approach, xpedx is committed to creating value for customers. The xpedx market focus is commercial printing, on-demand printing, manufacturing, retail, the auto industry and publishing.

Focus on Global Leadership: Svetogorsk, Russia
Svetogorsk, Russia is a world away from the Adirondack Mountains of New York where IP was founded more than a century ago. But, to our multinational team that manages our mill there, it feels like home. When IP bought the Svetogorsk Mill more than two years ago, it had not seen a profit since its privatization six years earlier. But, we found an eager and highly educated work force, world class assets and a vast Russian market rich with opportunity.
Many on the team who were called to the job at Svetogorsk had worked on the transition of our mill in Kwidzyn, Poland. They'd seen what could develop. Drawing on IP's technology resources and knowledge of European markets, the team quickly brought the paper machines at Svetogorsk up to western standards. Within a year, the mill started to set records and became profitable. Today, the Svetogorsk Mill is the market leader in Russia for photocopy paper and exports substantial quantities of paper to western Europe.
The rewards of this success are shared by the employees and people of Svetogorsk. With regular paychecks for the workers and a steady tax base for the community, the town has come to life. New roads and parks are just a few of the signs of progress.
For one member of the team, IP's success in Svetogorsk is simple, "We know how to operate paper mills and bring value to customers. With the right people--whether in the U.S. or Russia--we can succeed."

Focus on eBusiness Solutions: xpedx
As part of its ongoing eBusiness initiatives, xpedx launched xpedx.com, an interactive internet site driven by customers' needs. xpedx.com provides customers with real-time connection to xpedx operating systems and a variety of information, tools and features.
The site enables customers to place and review orders, check order status, conduct a purchasing analysis, and make inventory inquiries. xpedx.com also includes customer-specific pricing.
With this tool, customers have access to operational information that is current and available when they need it. From real-time access to order status and inventory, and the ability to create custom purchasing analysis reports, xpedx.com continues to enhance IP's competitive advantage in the market by helping to secure new business and improve our position with current customers. "We had never done online buying before," said Mike Dean, top purchasing agent for Herald Printing, an xpedx customer in Cleveland, Ohio. "xpedx.com has helped us streamline our purchase order process by eliminating two steps--proofreading and data entry. We will save thousands of dollars annually and now have a more accurate process with a legible, online print-out of orders and more timely information."

Focus on the Customer: Lands' End
Being "passionate about the customer" often means taking a creative approach to solving a customer's specific challenge. In the case of valued customer Lands' End, International Paper worked to build a cooperative three-party relationship that resulted in business solutions, increased efficiencies and more productive dialogues among International Paper, Lands' End, and the printers of the popular Lands' End catalog.
As a premier direct clothing merchant, Lands' End mailed about 260 million catalogs worldwide last year. Through a program, created by IP, called L.E.E.P. (Lands' End Efficiency Program), the printers now talk directly to International Paper along with Lands' End. This has resulted in more realistic time frames for paper delivery, an improved order tracking process, reduced warehouse storage time, and less paper handling.
The consultative team selling approach and realigned expectations have produced notable financial savings for Lands' End. This collaborative effort has also increased our credibility for other programs with this customer and helped foster deeper customer intimacy.

Forging more secure relationships with customers like Lands' End, through the development of such innovative solutions, will continue to increase profits for all involved.
v    xpedx delivers solutions to customers through nearly 120 wholesale distribution centers and more than 200 stores across the U.S. and Mexico.
v    HammerMill'r' recently introduced stronger and more colorful reams of Jet
Print, Laser Print and Color Copy papers. Each is labeled in English, French and Spanish.
v    "Thinking outside of the box" is one way our employees find innovative solutions to problems, as illustrated in one of our recent commercials.
v    Our employees enjoy exercising at the renovated sports hall in Svetogorsk,
Russia. IP funded the renovation as part of our goal to be responsible members of the communities where we live and work.
v    You probably receive catalogs in the mail at home. IP is proud to supply the paper for this Lands' End catalog and many others.

packaging
We provide cutting edge packaging solutions to customers throughout the world. Consumer Packaging, Industrial Packaging and Industrial Papers are the three main businesses within International Paper's Packaging group. Consumer Packaging manufactures and converts premium bleached board grades to provide a wide variety of packaging solutions and applications to a number of different end-use segments, including foodservice, cosmetics, pharmaceuticals, computer software, entertainment, personal care, dairy, juice, specialty beverage and frozen foods. The businesses within Consumer Packaging are Bleached Board, Beverage Packaging, Foodservice business and Shorewood Packaging.
Industrial Packaging, one of the world's largest producers of containerboard and corrugated boxes, manufactures and converts containerboard to produce corrugated boxes and displays, and shipping containers for agricultural, poultry, retail, automotive and industrial end-use segments. They also produce kraft and saturated kraft. The Container and Containerboard & Kraft businesses are both part of Industrial Packaging.
The Industrial Papers business produces lightweight papers, paper composite structures and silicone coated release liners for use by customers in a variety of industrial, food packaging, pressure sensitive and hygiene segments.

Focus on Profitability: Mt. Carmel Container Plant
When a plant posts record increases in profitability and return on investment in just one year, others want to know the secret of success. After making these improvements last year, the Mt. Carmel, Pa., Container plant leadership cited the Market Optimization Process (MOP) as the single most important factor in their gains.
MOP is a market-driven approach to improve profitability. In redefining success, Mt. Carmel leaders employed MOP and began focusing on making the right amount of product for our customers instead of producing more than we could sell.
They also implemented a professionally managed sales process and a customer-focused capital allocation.
Engaging the help of the sales force and the entire employee team, Mt. Carmel's leadership shifted from a manufacturing to a marketing focus. They concentrated on targeting the right customers, understanding their needs and then finding unique ways to serve them better than the competition.
In redefining their approach, Mt. Carmel has optimized their product mix and customers. The success of MOP has extended past Mt. Carmel throughout the Container business.

Focus on Optimization: Savannah, Georgia
With a large asset base, the Savannah Mill has the responsibility of producing outstanding returns on its investment. Instead of further capital spending to add new equipment to older, existing hardware, the mill chose to optimize what existed.
High repair costs and low paper machine availability contributed to high operating costs. Through optimization, the Savannah Mill aimed to improve its financial performance.
After becoming part of IP in May 1999, the Savannah Optimization Team was formed. People from across the company met monthly to set goals, create balanced scorecards, develop cross-functional teams, and review progress.
The team focused on three areas needing immediate improvement: safety/ environment, reliability and operational excellence through benchmarking.

As a result, safety performance improved from a total incidence rate (TIR) of
6.0 in 1998 to 1.5 in 2000. (TIR is one incident per 200,000 work hours.) The mill team worked 2.48 million hours without a lost time incident. Environmental incidents were virtually eliminated in 2000, and improved reliability, operational excellence and employee involvement cut customer complaints in half. Paper machine performance improved dramatically, with availability (the amount of time the machine works) increasing by 4 percent. Maintenance costs shrunk more than 25 percent. These and other improvements reduced costs by almost 12 percent.

Focus on Growth: Shanghai Beverage Packaging
IP identified China as a growing market for paperboard packaging in the 1990s. At that time, Chinese dairies packaged milk in glass bottles or plastic pouches to serve China's population of more than 1.3 billion people.
IP began to penetrate this market by importing paper cartons from IP's Taiwan Beverage Packaging plant, and Chinese dairies discovered that the cost-effective packaging helped maintain the nutritional value and taste of milk. IP built a plant in Shanghai to better serve local customers, and production began in December 1999.
The Chinese performance-based culture, coupled with the spirit of teamwork exhibited by IP employees worldwide, enhanced the success of the Shanghai plant. In addition, they recruited and trained the best local people. They identified the right customer segments and offered system sales from the paper to the machine. They provided value-added products and services and developed long term strategic partnerships with key customers.
The use of Chinese characters dictated specific printing needs, so converting and printing technology was used to produce attractive packaging. The business worked jointly with customers to develop marketing strategies.
The plant celebrated its grand opening in March 2000 and hosted the company's first international family forum. (Family forums offer employees and their families the opportunity to hear about our progress and goals.)
This plant makes International Paper an innovative leader in gable top packaging in China.
v    International Paper cartons make juice a healthy and convenient refreshment for kids.

v    At our Conway, Ark., Container plant, we inspect boxes to make sure all seals are perfect before shipping to our customers.
v    The Beverage Packaging business created packaging that has improved the nutritional value and taste of milk consumed by China's population.
v    Designing products to fit customers' specific needs is the mission of our packaging design centers.
v    Our research and development teams create innovative solutions like
DEFOR'TM' boxes, which meet the produce shipping needs of customers around the world.

forest products
We produce a variety of high-quality wood products for the building industry and sustainably manage all our forestland around the globe. The Forest Products team remains focused on two broad goals. The first is our commitment to and passion for sustainable forestry practices, and the second is to provide superior wood products for our customers. The businesses consist of Forest Resources, Lumber Products, Panels & Engineered Wood Products and Weldwood of Canada Limited.
As one of the largest private landowners in the world, International Paper owns, manages or has an interest in 22.9 million acres of forestlands. We also grow more than 500 million seedlings a year in our nurseries and orchards. Our leadership role in the American Forest & Paper Association's Sustainable Forestry Initiative (SFISM) exemplifies our commitment to manage our forestlands in an environmentally responsible manner. More than 10.1 million acres in the U.S. are third-party certified to SFI standards, with 7.3 million of that acreage also ISO 14001 certified.
Lumber Products manufactures wood products for use in residential and commercial construction throughout North America and Europe. This business is the largest supplier of yellow pine in the world. Its high-grade, top quality lumber is branded for sale at several retail home improvement warehouses.
Panels & Engineered Wood Products produces plywood, oriented strand board, treated poles and laminated veneer lumber products used for residential and commercial construction throughout North America and Europe. One product is Solarboard'r', a heat-resistant panel used for roofing. To meet the changing needs of our customers, our business has a technology center that develops new and next-generation wood composites. Weldwood of Canada Limited, an IP subsidiary, manufactures pulp, lumber, plywood and laminated veneer lumber for global markets. Among the company's expansive, customer-focused product lines are metric-sized lumber for export customers, and engineered and treated wood products. Weldwood also manages 8 million acres of land under various provincial government agreements. More than 5.4 million acres are Canadian Standards Association certified.
Carter Holt Harvey is Australasia's leading integrated forestry and wood products company and is New Zealand's largest private forest owner, controlling
1.1 million acres of forestlands. Other operations include lumber, plywood and laminated veneer lumber. The company's four pulp and paper mills produce pulp, linerboard, cartonboard and recycled medium which are converted at the company's packaging and tissue facilities or sold externally. Carter Holt Harvey is the region's leader in tissue products. Other businesses include building products distribution through 35 branches in New Zealand, and paper distribution in Australia and New Zealand. IP holds more than a 50 percent interest in Carter Holt Harvey.

Focus on Innovation: Panels & Engineered Wood Products
The year 2000 proved to be an award-winning year for IP's Panels & Engineered Wood Products business as Centex Homes'TM', one of the largest home builders in the United States, named the business its Supplier of the Year. Centex Homes is one of our largest wood panel customers and led the way in introducing IP's Solarboard Radiant Barrier Sheathing, one of our new engineered wood products designed to reduce energy consumption and lower consumer energy costs. High-quality products are not the only reason that Panels & Engineered Wood Products earned the distinguished honor from Centex Homes. Customer service also played a role. The Panels sales team worked with Centex Homes purchasing group, CTX Builders Supply, to help them control their inventory and better manage their costs. Centex Homes has chosen International Paper as its single-source supplier for wood panel products.
John Mikkelson, president of CTX Builders Supply, said that IP is always receptive and willing to entertain non-traditional approaches in addressing specific requirements and expectations.

Focus on Customers: Forest Resources
IP's Forest Resources business supplies more than 80 million tons of fiber to our manufacturing operations annually. The cost of fiber is the company's largest cost component.
To provide the lowest cost fiber to our operations, Forest Resources formed joint teams at each fiber-using manufacturing site in the company. These teams, comprised of mill and forestry team members, work together to ensure each mill's unique fiber needs are met. Within Forest Resources, such customer-related actions include maximizing production of fiber from our lands while improving the productivity of outside wood suppliers. The team set specifications based on mill operational needs, including the appropriate mix of hardwoods and softwoods, delivery schedules, and in many cases, the size and quality of wood chips.
In 2000, joint teams in the wood business had reduced fiber costs by more than $42 million.

Focus on Opportunity: Weldwood of Canada
Weldwood of Canada's Wood Products business has found innovative ways to seize new market opportunities in Japan.
A few years ago, the company took some strategic steps to grow its volume of sales in Japan. It opened a sales office in Tokyo, hired staff fluent in Japanese at its Vancouver sales office, and constructed a mill designed to manufacture products for Japanese customers.
Weldwood also certified its lumber mills and plywood mills to the Japanese Agricultural Standard and established an export reload facility where products from all Weldwood sites can be centralized and shipped to meet customer needs for on-time shipments.
Weldwood's long-term commitment to this region through people, customers, operational excellence, and capital investment has resulted in an increase in lumber exports from 40 million board feet to 170 million. Plywood exports have increased from 55 million square feet to 76 million.
Weldwood's success in Japan was based on three key elements: dealing directly with product end users, maintaining close relationships with customers and creating customer value. This was achieved by understanding design, delivery and leadership.
IP researchers use a peeper camera to observe red-cockaded woodpeckers. IP won the World Environment Center's Gold Medal for protecting this endangered species on our lands.

The great white egret is one of the many beautiful creatures protected by IP's environmentally friendly policies.
Our wide range of products include home improvement store services, as featured in a recent IP television commercial.
Another example of our leadership is in the building products industry, where International Paper is the world's largest producer of southern yellow pine lumber.
Weldwood of Canada Limited is a major Canadian forest products company manufacturing pulp, lumber, plywood and laminated veneer lumber.

Financial Highlights
         for the year ending Dollar amounts and shares in millions except
per share amounts      December 31, 2000

Financial Summary
Net Sales         $28,180
Operating Profit  2,712
Earnings Before Income Taxes, Minority Interest and Extraordinary
Items 723
Net Earnings      142 (a)
Earnings per Average Common Share--Assuming Dilution  0.32 (a)
Cash Dividends per Common Share  1.00
Common Shareholders' Equity per Average Common Share  26.77
Shareholder Profile
Shareholders of Record at December 31   39,486
Shares Outstanding at December 31   484.2
Average Shares Outstanding 449.6

(a) During 2000, we incurred merger-related costs, restructuring and other special and extraordinary items which reduced net earnings by $827 million and earnings per common share by $1.84. Before these charges, net earnings would have been $969 million or $2.16 per common share.

Condensed Consolidated Balance Sheet
          In millions      December 31, 2000

Assets
Current Assets    $10,455

Plant, Property and Equipment, Net    16,011
Forestlands    5,966
Other Assets    9,677
                -------
Total Assets    $42,109
                =======
Liabilities and Common Shareholders' Equity
Current Liabilities    $ 7,413
Long-Term Debt    12,648
Deferred Income Taxes    4,699
Other Liabilities    5,315
Common Shareholders' Equity    12,034
                                                     -------
Total Liabilities and Common Shareholders' Equity    $42,109
                                                     =======

 Note: Certain statements in this document that are not historical in nature may constitute forward-looking statements. These statements are often identified by the words, "believe," "expect," "plan," "project," "intend," and words of similar import. Such statements reflect the current views of International Paper with respect to future events and are subject to risks and uncertainties. Actual results may differ materially from those expressed or implied in these statements. Factors which could cause actual results to differ include, among other things, changes in overall demand, changes in domestic or foreign competition, changes in the cost or availability of raw materials, our ability to bring new products online, the cost of compliance with environmental laws and regulations, and whether anticipated savings from merger and other restructuring activities can be achieved. In view of such uncertainties, investors are cautioned not to place undue reliance on these forward-looking statements. International Paper does not assume any obligation to update these forward-looking statements.

Our goal at International Paper is to have the best people the best customer service the best operations

Senior Leadership
John T. Dillon
Chairman and Chief Executive Officer

Robert M. Amen
Executive Vice President

John V. Faraci
Executive Vice President & Chief Financial Officer

James P. Melican
Executive Vice President

David W. Oskin
Executive Vice President

Marianne M. Parrs
Executive Vice President

C. Wesley Smith
Executive Vice President

Michael J. Balduino
Senior Vice President
Sales and Marketing

Jerome N. Carter
Senior Vice President
Human Resources

Thomas E. Costello
Senior Vice President
Distribution

Charles H. Greiner
Senior Vice President
Printing & Communications Papers

Paul Herbert
President
IP Europe

Newland Lesko
Senior Vice President
Industrial Packaging

William B. Lytton
Senior Vice President & General Counsel

George A. O'Brien
Senior Vice President
Forest Resources

Richard B. Phillips
Senior Vice President
Technology

LH Puckett
Senior Vice President
Coated & SC Papers

J. Chris Scalet
Senior Vice President and
Chief Information Officer

William H. Slowikowski
Senior Vice President
Consumer Packaging

Manco Snapp
Senior Vice President
Building Materials

Dennis Thomas
Senior Vice President
Public Affairs and Communications

David A. Bailey
Managing Director
European Papers East

John N. Balboni
Vice President
e-Business

H. Wayne Brafford
Vice President
Converting, Specialty & Pulp

Dennis J. Colley
Vice President
Industrial Packaging

William P. Crawford
Vice President
Logistics

Hans-Peter Daroczi
Vice President
International Container

Art Douville
Executive Vice President
xpedx

C. Cato Ealy
Vice President
Business Development and Planning

Odair Garcia
President & Executive Director
IP Brazil

Thomas E. Gestrich
Vice President
Beverage Packaging

Jeff Hearn
President & CEO
Weldwood of Canada Limited

Barry Hentz
Vice President
Foodservice Business

William Hoel
Vice President
Panels & Engineered Wood Products

Newell E. Holt
Vice President
Bleached Board

Robert M. Hunkeler
Vice President
Investments

Ernest James
Vice President
Corporate Sales

Thomas C. Jorling
Vice President
Environmental Affairs, Health & Safety

Thomas Kadien
Vice President
Commercial Printing & Fine Papers

Paul Karre
Vice President
Human Resources

Jeffrey F. Kass
Vice President
Strategic Planning

Timothy P. Keneally
Vice President
Industrial Packaging Performance & Packaging Systems

Walter Klein
Vice President
Strategic Planning

Ken Krieg
Vice President
Office and Consumer Papers

Austin Lance
Vice President
Coated & SC Papers Operations

Peter F. Lee
Vice President
Research & Development

Andrew R. Lessin
Vice President
Finance

Art McGowen
Vice President
Lumber Products

Gerald C. Marterer
Vice President
Industrial Papers
Matthew Mitchell
Corporate Auditor

Jean-Philippe Montel
Chairman
IP S.A., France

Karl W. Moore
Director, Finance

IP Europe

Maximo Pacheco
President
International Paper Latin America

Deborah Parr
Vice President
People Development

Carol L. Roberts
Vice President
Industrial Packaging

David L. Robinson
Vice President
Industrial Packaging

Ethel Scully
Vice President
Corporate Marketing

Marc Shore
President
Shorewood Packaging

Bennie R. Smith
Vice President
Industrial Packaging

Barbara L. Smithers
Vice President and
Corporate Secretary

Peter M. Springford
President
International Paper Asia

Larry J. Stowell
Vice President

Arizona Chemical

Tobin J. Treichel
Vice President
Finance

Carol S. Tutundgy
Vice President
Investor Relations

Lyn M. Withey
Vice President
Public Affairs

Reports and Publications
Additional copies of this publication, our annual report, SEC filings and other publications are available by calling 1-800-332-8146 or writing to the Investor Relations department at corporate headquarters. Copies of our most recent environment, health and safety report are available by calling 1-800-654-3889 or 901-387-5555. Additional information is also available on our Web site, http://www.international paper.com.

Investor Relations
Investors desiring further information about International Paper should contact the Investor Relations department at corporate headquarters, 203-541-8625.

Credits
Papers used in this report
Cover: Carolina, 8 pt. C2S, made by our employees at the Riegelwood, N.C., Mill.
Text: Preference Dull, 80 lb. text, made by our employees at the Quinnesec, Mich., Mill; pages 1-2, 27-28, BriteHue, 60 lb. text, Ultra Grape; pages 3-4, 25-26, BriteHue, 60 lb. text, Red; pages 5-6, 23-24, BriteHue, 60 lb. text, Green. BriteHue was made by our employees at the Erie, Pa., Mill.
Design
Inside Out Design, New York, in collaboration with Stephen Loges Graphic Design, New York
Photography
Major Photography: Jack Kenner, Memphis

John Dillon's Portrait: Keith Renard, Memphis
Pages 5, 16, 23: Gary McCoy, Dallas
Page 10: Tom Trivett, Greensboro, N.C.
Page 11: Alexander Gronsky, St. Petersburg, Russia
Page 19: Dave Patterson, Vancouver, B.C., Canada
Printing
Sandy Alexander, Clifton, N.J.
Photo Identification
Pages 1 & 8: Paper thanks to the Erie, Pa., Mill.
Pages 3 & 12: Corrugated thanks to the Conway, Ark., Container Plant.
Pages 5 & 16: Lumber thanks to the Wood Products Distribution Center, Dallas, Texas.
Page 10: Rickey Oakes is an xpedx driver for the Greensboro, N.C., division. Page 11: Peter, son of Joe Armbruster, senior credit manager of Export, Memphis, Tenn.
Page 11: IP retiree Page Williamson. Page 11: Natalja Ruchkova, engineer of IT department; Olga Ermakova, engineer of IT department; Ekaterina Kisteneva, engineer of IT department; Irina Mikheeva, engineer of Energy department; Irina Ankhimova, assistant to manager, Purchasing department; Marina Dubailova, engineer of Technical department; Lilja Chulkova, engineer of Effluent treatment plant, at the Svetogorsk, Russia, Mill.
Page 14: Bonnie Reed at the Conway, Ark., Container plant.
Page 15: Erik Domingues, son of Mario Domingues, production team leader at the Plant City, Fla., Beverage Packaging Plant.
Page 15: Napier Liang, IT systems programmer.
Page 15: Jim Justice, packaging designer.
Page 15: Dan, son of Rich Rudolph, senior research scientist at the Packaging Development Center in Loveland, Ohio.
Page 18: Shawn Posey, Jennifer Christman, Paul Durfield and Julie Durfield of the Southlands Experiment Forest, Bainbridge, Ga.
Page 19: Emily, daughter of Jack Holzknecht, group manager at the Corporate Research Center, Tuxedo, N.Y.
Page 23: Tonya Fisher, Louis Taylor, Jean Irwin, Pat Pickett, John Hardy, Krishna Mohan, Greg Bush, Jo Jo Schneckenaichner, Jacque Hodge, Gene Williams, Larry Booth, Victor Holguin, Carolyn Turrentine, Roy Haley, Elbert Hayden, Johnny Apodaca, Chuck Sears, Jeannie Miller, Jan McCoy, Lee Akin, Mary Cavitt, Janice Hurt, Arcellias Davis, Thelma

Howard, Melanie Curtis, Ray Sellars, Ben Dennis, at the Texarkana, Texas, Mill. Page 25: An Nguyen, Jamie Pitre, Trecie O'Bannon, Oyama Hampton and Jeff Hester are part of the Service Excellence team.
Page 27: Augustus Stevens, Ronnie Hand and James Dixon in the control room at the Riverdale, Ala., Mill.

Products and brand designations appearing in italics are trademarks of International Paper or a related company.

'c' 2001 International Paper Company. All rights reserved.

Directors

Peter I. Bijur
Former Chairman and Chief Executive Officer Texaco Inc.

John T. Dillon
Chairman and Chief Executive Officer International Paper

Robert J. Eaton
Former Chairman of the Board of Management DaimlerChrysler AG

Samir G. Gibara
Chairman and Chief Executive Officer The Goodyear Tire & Rubber Company

James A. Henderson
Former Chairman and Chief Executive Officer Cummins Engine Company

John R. Kennedy
Former President and Chief Executive Officer Federal Paper Board Company, Inc.

Robert D. Kennedy
Former Chairman and Chief Executive Officer Union Carbide Corporation

W. Craig McClelland
Former Chairman and Chief Executive Officer Union Camp Corporation

Donald F. McHenry
Distinguished Professor of Diplomacy Georgetown University

Patrick F. Noonan
Chairman and Chief Executive Officer The Conservation Fund

Jane C. Pfeiffer
Management Consultant

Jeremiah J. Sheehan
Former Chairman and Chief Executive Officer Reynolds Metals Company

Charles R. Shoemate
Former Chairman, President and Chief Executive Officer Bestfoods

C. Wesley Smith
Executive Vice President International Paper